Ex-99.01 News Release

DataMEG Corp. Announces Funding from AMT Holdings


WASHINGTON, Dec. 3, 2003 -- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) announced today that it has finalized an agreement with AMT Holdings of Torrance, CA to invest $1 million in the company. The first tranche of the funding has been received and the remaining tranches will be received by DataMEG no later than December 31, 2003. The parties also are in discussions about further funding. The current round of investment was a purchase of DataMEG stock at the market price at the time the deal was consummated.

AMT Management, Inc. is a diversified Holding and Management Company that is the conduit for companies in the Telecommunications Industry, Medical Supply and Equipment Industry, and Food Industries in the Pacific Rim and the USA. One of AMT Management, Inc.'s major partners is in Hong Kong and Mainland China. "AMT is delighted to be involved and support DataMEG in fund- raising efforts to ensure delivery of their products in Q1 of next year," stated Michael Mitsunaga, VP of AMT Management, Inc.

"We are delighted to announce the funding received from AMT," stated Thomas Stroup on behalf of the DataMEG Advisory Committee. "This investment provides us with the funds for our subsidiary, North Electric Company, Inc., to ensure the delivery in Q1 of its first suite of best of breed quality assurance products, which are targeted at the burgeoning VoIP telephone market."

"Since putting together the DataMEG Advisory Committee, we have been focused on raising funds to ensure completion of final development and delivery of products in Q1 of 2004," noted Dr. Michael Polk. "We continue to pursue additional funding opportunities and to expand our distribution channels, but believe we are now positioned to begin delivery in the first quarter of next year."

NECI President, Dan Ference added, "This funding will enable the completion of the NECI NAS (Network Assurance System) for customer delivery. The progress we have been able to make on many fronts, including developing product, securing strategic partners and distributors, and creating customer interest, is beginning to pay off, and solid funding commitments such as this is one of those results."

For further information about this release and the business at DataMEG Corp.
(DTMG) contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-
631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither Dataset Corp. nor its subsidiaries undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.